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                                                                    EXHIBIT 12.1

DELTA AIR LINES, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (In millions, except ratios)

                                                                                                               Nine Months Ended
                                                                                                                 September 30,
                                                  -------      -------      -------      ------     ------     -----------------
                                                  2003(1)      2002(1)      2001(1)       2000       1999       2004       2003
                                                  -------      -------      -------      ------     ------     ------     ------
Earnings (loss):
   Earnings (loss) before income taxes and
     cumulative effect of accounting change       $(1,189)     $(2,002)     $(1,864)     $1,549     $2,093    $(1,679)    $ (677)

Add (deduct):
   Fixed charges from below                         1,448        1,340        1,204       1,079        831      1,116      1,074
   (Income)/loss from equity investees                (14)         (41)          12         (59)       (30)        (2)       (18)
   Distributed income of equity investees              44           40           70          32        100          -         44
   Interest capitalized                               (12)         (15)         (32)        (45)       (48)        (8)        (9)
                                                  -------      -------      -------      ------     ------    -------     ------
Earnings (loss) as adjusted                       $   277      $  (678)     $  (610)     $2,556     $2,946    $  (573)    $  414

Fixed charges:
    Interest expense, including capitalized
      interest and amortization of debt costs     $   769         $679      $   543      $  427     $  261    $   609     $  566
    Preference security dividend                       25           24           22          22         20         14         18
    Portion of rental expense representative
      of the interest factor                          654          637          639         630        550        493        490
                                                  -------      -------      -------      ------     ------    -------     ------
Total fixed charges                               $ 1,448      $ 1,340      $ 1,204      $1,079     $  831    $ 1,116     $1,074

Ratio of earnings to fixed charges                   0.19        (0.51)       (0.51)       2.37       3.55      (0.51)      0.39

(1) Fixed charges exceeded our adjusted earnings (loss) by $1.2 billion, $2.0 billion and $1.8 billion for the years ended December 31, 2003, 2002 and 2001, respectively, and by $1.7 billion and 660 million for the nine months ended September 30, 2004, respectively.